Exhibit 99.1

May 3rd, 2018

Coretec Shareholders:

This is an update on recent activities of The Coretec Group, Inc. (“Coretec”) and to outline our plans for the near term as we pursue commercialization opportunities in Cyclohexasilane (“CHS”) technology and CSpace (volumetric 3D display).

In prior communications we have explained that CHS and other Silicon derivatives are at the forefront of promising current developments in applications such as medical use/drug delivery and monitoring, semiconductor processing, Si anode energy storage, and solar and LED efficiency. Coretec believes CHS is the premier Si derivative and is committed to CHS commercialization. We see continued interest in using CHS as the premier silicon-based precursor in this space. We plan to develop Intellectual Property (IP) in the applications space, both independently and in partnership with our customers; and in these cases and others we will strive to be the sole supplier of CHS.

As you know, our introduction to the opportunities inherent in CHS began with a licensee from North Dakota State University (“NDSU”) of its CHS technology. Our goal with licensing CHS technology was to secure a process for manufacturing CHS and then partner with our CHS volume manufacturer Gelest (“Gelest”) to make CHS for Coretec to sell to users in the applications described above. As application traction occurred, the goal was that Gelest would serve as our volume CHS supplier.

Recently it became clear to us that our relationship with NDSU does not fit the Coretec business strategy of effectively commercializing CHS. We are now developing other manufacturing processes, ones which we believe can be utilized more quickly, not have any exclusivity liability or infringement risk, and with potentially better results. Accordingly, we have permitted the NDSU optioned technologies to expire this past December as they were deemed unnecessary to our business model and we are presently in discussions with NDSU regarding the NDSU License Agreement.

Coretec’s strategy, that of creating value in the application space listed above thru the use of CHS, remains unchanged. We are confident that we can provide advantageous cost, industrial scalability, and high quality CHS in the applications we have identified and others we anticipate developing. Many applications where Coretec is focused can achieve superior cost and performance by using CHS, and we are committed to developing additional IP in these application areas through use of, for example, National Labs, government grants, and jointly developed IP with our customers and partners.

To accommodate the refinement of our strategy described above, our relationship with Gelest has been modified. Coretec and Gelest have mutually agreed to convert the CHS Supply Agreement, now cancelled, to an agreement under which Gelest will provide CHS storage and handling, website and catalog listing of CHS produced by or for Coretec for sale to its customers, and customer service including trans-fill of customer cylinders.

The Coretec Group, Inc.

6804 Canton Ave, STE 150

Tulsa, OK 74136-3419

Coretec’s new supplier of CHS is a major, highly respected chemical manufacturer.  Terms of that partnership will soon be announced, and Coretec is confident our new CHS suppler will provide us with high quality, high purity CHS quickly, and we will attain superior application results in our customer partnering efforts.

As projected earlier, we anticipated revenues from CHS efforts by this quarter. Due to delays in the efforts with NDSU we did not hit those targets, however, with the ability to secure high level CHS from our new CHS manufacturing partner we are aggressively continuing our efforts to achieve revenue and secure partnerships in the near term. CHS remains a highly desirable advanced material that can provide superior cost and performance to many applications and we remain committed to working with potential partners to secure that value for our shareholders.

We are also continuing our efforts to move our development of CSpace (volumetric 3D display) forward through discussions with Adelaide University in Australia. The goal is to test a new image space material in partnership with the university and we are exploring options including a grant from the Australian government. Adelaide University is a renowned research facility in the area of glass and polymer doped image spaces. We are working to provide substantive updates in the next weeks and months on developing doped polymer capabilities in the CSpace product line.

We are committed to commercializing CHS and the tasks that make this happen. We are confident that once customers have a quality, stable source of CHS for evaluation use in their applications, we will be on our way to forging the best path forward for Coretec.

Sincerely,

Michael Kraft

CEO – The Coretec Group Inc.

The Coretec Group, Inc.

6804 Canton Ave, STE 150

Tulsa, OK 74136-3419